CSMC 07-3

Group 5

Pay rules

1.

Pay the NAS Priority Amount to the 5N1 until retired

2.

Concurrently:

a.

50% allocated as follows:

i.

Pay according to the aggregate PAC schedule pro-rata to the 5P1-5P5 until retired

ii.

Pay according to the aggregate TAC schedule to the 5C1-5C5 until retired

iii.

Pay the 5Z1 until retired

iv.

Pay disregarding the aggregate TAC schedule to the 5C1-5C5 until retired

v.

Pay disregarding the aggregate Pac schedule pro-rata to the 5P1-5P5 until retired

vi.

Pay the 5L2 until retired

b.

50% allocated as follows:

i.

Pay pro-rata to the 5S1-5S5 until retired

ii.

Pay the 5L1 until retired

3.

Pay the 5N1 until retired

5Z1 Accrual Rules

1.

Pay according to the aggregate TAC schedule pro-rata to the 5C1-5C5 until retired

2.

Pay the 5Z1 until retired

Notes

Pricing Speed = 275psa

Nas Bonds = (5N1 standard 60 months lockout (apply shift to both sched and prepays)

Nas Priority % = (Balances of 5N1))/Total Non-PO Balance

Settlement: 03/30/07